Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-43047, No. 333-103528, No. 333-152884, and No. 333-223723 of Sinclair, Inc. on Form S-8 of our report dated June 27, 2023, appearing in the Annual Report on Form 11-K of the Sinclair, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2022.

/s/ CohnReznick LLP

Bethesda, Maryland
June 27, 2023